Exhibit 10.03

Amendment to Funding Agreement

        This Amendment to the Funding Agreement (the “Funding Agreement”) dated August 8, 2003, between Targeted Genetics Corporation, a Washington corporation (“Targeted”), and Biogen, Inc., a Massachusetts corporation (“Biogen”) is made as of July 14, 2003 by and between Targeted and Biogen.

        The parties hereby agree to delete the first sentence of Section 3.2.1(a) of the Funding Agreement and replace it with the following sentence:

        “Subject to Section 3.2.2 of this Agreement, at any time and from time to time before September 15, 2003, at the election of Targeted in its sole discretion (the “Put Option”) and upon its written request (the “Put Request”), Biogen shall subscribe for and purchase (a “Share Purchase”) a number of shares of Common Stock having an aggregate fair market value less than or equal to the Remaining Value (as defined in subsection (b) of this Section 3.2.1) at the time of such Put Request, at the price and on the terms and conditions set forth in this Article3.”

        All other terms and provisions of the Funding Agreement shall remain unchanged.

        IN WITNESS WHEREOF, Targeted and Biogen have caused this Amendment to be duly executed as of the date first above written.

TARGETED GENETICS CORPORATION

By:  /s/ H. Stewart Parker
Name:  H. Stewart Parker
Title:  President and CEO

BIOGEN, INC.

By:  /s/ John W. Palmer
Name:  John W. Palmer
Title:  Sr. VP. Corporate Development